					Exhibit 99.8

See Item 8.01 of the accompanying Current Report on Form 8-K for a detailed discussion of the facts surrounding, rationale for and other matters involving the following disclosure.

The following information replaces Exhibit 12.1 previously filed in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 of WPS Resources.

					Exhibit 12.1
WPS Resources Corporation Ratio of Earnings to Fixed Charges

	2005
(Millions)	3 Months	2004	2003	2002	2001	2000
EARNINGS
Income available to common shareholders	$ 65.9	$ 139.7	$ 94.7	$ 109.4	$ 77.6	$ 67.0
Cumulative effect of change in accounting principles	-	-	(3.2)	-	-	-
Federal and state income taxes	18.7	21.7	27.0	24.8	4.8	6.0

Pretax earnings	84.6	161.4	118.5	134.2	82.4	73.0

Loss (income) from less than 50% equity investees	(1.4)	(3.6)	4.2	4.1	(6.5)	-
Distributed earnings of less than 50% equity investees	3.5	11.7	7.5	7.0	3.5	-

Fixed charges	18.0	66.9	69.6	69.4	68.2	63.6

Subtract:
Preferred dividend requirement	1.3	4.6	5.1	4.9	4.6	4.6
Minority interest	-	3.4	5.6	-	-	-
Total earnings as defined	$ 103.4	$ 228.4	$ 189.1	$ 209.8	$ 143.0	$ 132.0

FIXED CHARGES
Interest on long-term debt, including related amortization	$ 13.7	$ 54.4	$ 53.8	$ 49.1	$ 45.6	$ 41.7
Other interest	2.6	6.0	5.5	10.2	12.2	11.9
Distributions - preferred securities of subsidiary trust	-	-	3.5	3.5	3.5	3.5
Interest factor applicable to rentals	0.4	1.9	1.7	1.7	2.3	1.9
Preferred dividends (grossed up) (see below)	1.3	4.6	5.1	4.9	4.6	4.6

Total fixed charges	$ 18.0	$ 66.9	$ 69.6	$ 69.4	$ 68.2	$ 63.6

Ratio of earnings to fixed charges	5.8	3.4	2.7	3.0	2.1	2.1

PREFERRED DIVIDEND CALCULATION:

Preferred dividends	$ 0.8	$ 3.1	$ 3.1	$ 3.1	$ 3.1	$ 3.1

Tax rate *	37.6%	33.3%	38.7%	36.4%	32.9%	33.3%

Preferred dividends (grossed up)	$ 1.3	$ 4.6	$ 5.1	$ 4.9	$ 4.6	$ 4.6

* The tax rate has been adjusted to exclude the impact of tax credits.